UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2001

                              NUTEK, INC.
         (Exact name of Registrant as specified in charter)


         Nevada                       0-29087          31-12440524
(State or other jurisdiction        (Commission       (I.R.S. Employer
     of incorporation)               File Number)      Identification)


1110 Mary Crest Road, Henderson, NV                   89014
 (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:   (702) 567-2613

ITEM 5.  OTHER MATTERS

As previously announced, Nutek Inc is completing the spin-off of Nutek Oil Inc. A dividend of 500,000 shares of the common stock of Nutek Oil, Inc, to be distributed pro rata to Nutek Inc., shareholders on the basis of a ratio of one share of Nutek Oil, Inc for each 100
outstanding shares of Nutek, Inc.   Twenty-five percent (25%) of such
shares will be freely tradable and seventy-five percent thereof will not be tradable ("restricted") until after August 1, 2002 ("one year")

Management and the board of directors have a solid, valid, business purpose for such distribution, in that, the rationale underlying such pro rata distribution, of 500,000 shares of Nutek Oil to Nutek shareholders as a stock dividend and/or partial spin out, is expected to more clearly delineate the value of Nutek Oil and enhance its ability, as a non-reporting company to raise capital for its oil production business, which can more effectively be attracted from equity investors otherwise not available to Nutek, as a reporting company.

The board of directors of Nutek Oil, Inc. has additionally authorized an initial public offering of its common stock for an aggregate amount up to 1-million dollars (IPO), pursuant to Rule 504 of Regulation D adopted by the Securities Exchange Commission. In addition to the dividend, 500,000 shares will be sold exclusively only to "accredited investors", as that term is defined in Rule 501(a) of Regulation D [17 CFR 230.501(a).], in states that permit general solicitation and general advertising so long as sales are made only to "accredited investors"

The record date and dividend payment date for this dividend will be August 1, 2001, the ex-dividend date will be the following business day. If you sell shares before the ex-dividend date you will also be selling away your right to this stock dividend and be obligated to deliver the dividend stock to the buyer of your Nutek, Inc. stock. After such date you can sell your Nutek, Inc stock without being obligated to deliver such dividend shares.

A form 211 will be filed, by a registered broker/dealer, shortly, to commence trading of Nutek Oil Inc. The CUSIP number 67058Y 10 5 has been allocated for Nutek Oil and as soon as our transfer agent has printed the Nutek Oil certificates they will be dated August 1, 2001 and mailed to the shareholders of record as of August l, 2001.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 30, 2001

                              NUTEK, INC.


                              By:
                              /s/ Murray N. Conradie
                              -------------------
                              Murray Conradie, President/CEO